Volume 20, Issue 4	www.uspremiumbeef.com	August 11, 2016

New Delivery Year
Starts August 28

USPB’s delivery year 2017 will start on August 28, 2016 and continue through August 26, 2017. In preparation for the new delivery year, USPB recently mailed Delivery Period Preference forms to all Class A unitholders. The current year’s preference form needs to be on file in our Kansas City office before cattle can be scheduled or delivery rights can be leased out. USPB also has the right to consider and approve any requested Delivery Period Preference form changes in order to insure an even flow of cattle to National Beef’s plants throughout the year. If you have not received the Delivery Period Preference form, please call our office.

Ownership of Class A units provides unitholders the right, and obligation, to deliver one head of cattle for each Class A unit held. Prior to the start of each delivery year, USPB’s Board sets the minimum delivery requirement and penalty for not delivering. For delivery year 2017, USPB’s Board set the delivery requirement at 90 percent of the number of Class A units owned by each unitholder. The non-delivery penalty remains at $13 per Class A unit. Non-delivery penalties will be assessed at the conclusion of delivery year 2017 on units not delivered upon below the 90 percent requirement.

If unitholders know that they are not going to deliver cattle against some or all of their delivery rights in delivery year 2017, they can request USPB’s assistance in getting them leased to other producers, or you can negotiate privately with another unitholder or Associate. Such unitholders will need to complete a Delivery Authorization Form before the delivery rights can be leased. On August 15, USPB will start accepting requests from unitholders to lease out delivery year 2017 delivery rights. Effective August 28, the lease rate on USPB’s facilitated lease program will be $5 per delivery right and is subject to change without notice. Producers who intend to lease delivery rights to market cattle through USPB need to complete an Invoice Authorization form.♦

Financial Results
Continue to Improve

U.S. Premium Beef (USPB) has finalized its financial results for the second quarter of fiscal year 2016 and has filed them with the Securities and Exchange Commission. During the quarter, USPB continued to build upon the financial improvement started in the first quarter. For the second quarter, which ended June 25, 2016, USPB recorded net income of $8.6 million compared to a net loss of $1.8 million in the same period in the prior year, an improvement of approximately $10.4 million. Year-to-date, USPB realized net income of $11.3 million compared to a net loss of $7.7 million for the same period in the prior year, an improvement of approximately $19.0 million.

Improved gross margins at National Beef were the primary driver of the improvement in USPB’s financial results. In the second quarter, National Beef recorded net income of $62.3 million compared to a net loss of $9.6 million in the same period in the prior year, an improvement of approximately $71.9 million. Year-to-date, National Beef realized net income of $83.1 million compared to a net loss of $43.2 million for the same period in the prior year, an improvement of approximately $126.3 million.♦

Proposed GIPSA Rule

USPB keeps a close eye on legislation and other activities from Washington D.C. that might have an impact, either positively or negatively, on our members or operations. A proposed rule from the United States Department of Agriculture (USDA), through the Grain Inspection, Packers and Stockyards Administration (GIPSA), referred to as the proposed GIPSA rule, was introduced and discussed in 2010.

The proposed GIPSA rule had several provisions that were potentially damaging, to USPB and value-based marketing. Many USPB members attended public sessions, made phone calls, wrote letters and submitted comments expressing their high level of concern to the proposed rule. USPB personnel spent much time and energy communicating with congressional members from several states, and administration personnel within USDA regarding the potential damage this proposed rule would cause our company.

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Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

To date, a finalized version of the proposed GIPSA rule that Secretary Vilsack referenced has not been released. The contents of the proposed rule, and any additions or changes to what was first introduced in 2010, have also not been made public. Much discussion at national and state livestock association meetings this summer has addressed the implications the proposed rule would have on the beef industry.

NCBA President (and USPB Qualified Custom Feedlot member) Tracy Brunner of Ramona, Kansas testified before the U.S. House Agriculture Subcommittee on Livestock and Foreign Agriculture in May. Brunner stressed to the subcommittee that over-regulation “poses the greatest threat to the profitability of cattle producers,” and further stated “the proposed GIPSA marketing rule would have made the USDA the ultimate arbiter of how cattle are marketed and taken away our ability as cattle producers to market cattle the way we want. That is why bi-partisan appropriations language defunded any additional work on, or implementation of, the proposed GIPSA marketing rule. We do not need the USDA dictating how we can or cannot market our cattle.”

We will keep you informed as additional information becomes available. Your visits, calls, emails and letters to appropriate officials is a very valuable tool in offsetting potentially damaging legislation and, in this case, proposed rules.♦

Qualified Seedstock Suppliers
Schedule Fall Sales

Gardiner Angus Ranch Bull Sale & Female Sale	9/26
Fink Beef Genetics Bull Sale	10/26
Downey Ranch, Inc. Bull and Female Sale	11/4
Kniebel Farms & Cattle, Inc. Bull and Female Sale	11/4
Dalebanks Angus Bull Sale	11/19
Marshall & Fenner Female Sale	12/2

In addition, many of USPB’s QSS members have private treaty sales during the fall.♦

Proposed GIPSA Rule...	continued from page 1

At the recent 2016 National Farmers Union annual convention, United States Secretary of Agriculture Tom Vilsack told attendees his department is intent on finalizing and implementing this proposed rule prior to the conclusion of the current administration.

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 7/04/16 to 7/30/16
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.27	64.85
Prime	5.46	8.18
CH & PR	90.80	93.99
CAB	34.32	36.74
BCP	14.96	13.53
Ungraded	0.64	0.30
Hard Bone	0.31	0.23
YG1	8.48	7.36
YG2	34.90	34.42
YG3	42.22	44.73
YG4	13.12	12.34
YG5	1.28	1.14
Light Weight	0.17	0.06
Heavy Weight	1.38	0.83
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$38.65	$48.49
Yield Benefit	$18.77	$40.91
Yield Grade	-$3.83	-$2.83
Out Weight	-$2.75	-$1.59
Natural	$3.42	$13.64
Total Premium	$54.26	$98.62